Exhibit 10.45

July 8, 2020

Richard H. Sinkfield III
852 Crestview Circle
Weston, FL33327

Dear Rick:

This letter is to confirm your promotion to the position of Chief Legal Officer reporting to Eilif Serck-Hanssen, Chief Executive Officer for Laureate Education, Inc. effective July 17, 2020. This position will be considered remote with no specific office assignment, however, may require frequent travel to the Corporate Office in Baltimore, MD. Also, this position is classified as a regular, full-time salary position for wage and hour purposes, and we are making the following offer:

Position:              Chief Legal Officer

Base Salary:          $420,000 Annually

Annual Bonus:     Your target bonus percentage is 75% of Base Salary effective July 17, 2020. For 2020, your bonus target will be prorated based on time in each position this year.

LTI Target:            Subject to the approval of the Compensation Committee of the Company’s Board of Directors, you will be eligible to participate in our annual equity-based compensation program with an increased annual target of 75% of your base salary.

Awards may be a mix of: i) restricted stock units, (ii) performance share units, and (iii) stock options, each with respect to the Company’s* Class A common stock, par value $0.004 per share (the “Class A Common Stock”).  The exercise price of any stock options will be greater than or equal to the fair market value of the Class A Common Stock on the grant date.  Awards will be subject to the terms and conditions of the Laureate 2013 Long-Term Incentive Plan (the “2013 Plan” as the same may be amended from time to time) and one or more award agreements that you must sign and accept in order to receive the awards.

As soon as practicable following the effective date of your promotion, the Company will recommend to the Compensation Committee that it grant you an equity award. For the remainder of 2020, a prorated recommendation will be made based on the effective date of your promotion, provided that it is not delayed past September 1, 2020. The Compensation Committee of the Company’s Board of Directors may consider additional equity awards to you in future years.

Congratulations Rick, on your new position, and we wish you continued success at Laureate Education, Inc. Please indicate your acceptance of this offer by signing in the space provided below and returning it to my attention, retaining a copy for your files.

Sincerely,

/s/ Timothy P. Grace

Timothy P. Grace
Chief Human Resources Officer
Laureate Education, Inc.

Acknowledgement of Acceptance:

/s/ Richard H. Sinkfield III	7/8/20
Signature	Date

650 SOUTH EXETER STREET BALTIMORE, MD 21202 WWW.LAUREATE.NET